Exhibit 10.12
SEVENTH AMENDMENT TO OFFICE LEASE
     This SEVENTH AMENDMENT TO OFFICE LEASE (“Seventh Amendment”) is made and entered into as of the 2nd day of May 2008, by and between CHINA BASIN/SAN FRANCISCO, LLC, a Delaware limited liability company (“Landlord”), and LOOPNET, INC., a California corporation (“Tenant”).
RECITALS :
     A. PWREF/MCC-China Basin L.L.C., predecessor-in-interest to Landlord, and Tenant entered into that certain Office Lease dated January 8, 2003 (the “Office Lease”), as amended by the terms of that certain First Amendment to Lease dated as of August 4, 2005 (the “First Amendment”), that certain Second Amendment to Office Lease dated as of April 17, 2006 (the “Second Amendment”), that certain Third Amendment to Office Lease dated as of August 15, 2006 (the “Third Amendment”), that certain Fourth Amendment to Office Lease dated as of December 14, 2006 (the “Fourth Amendment”), that certain Fifth Amendment to Office Lease dated as of August 30, 2007 (the “Fifth Amendment”), and that certain Sixth Amendment to Office Lease dated as of September 12, 2007 (the “Sixth Amendment”), whereby Landlord leases to Tenant and Tenant leases from Landlord a total of approximately 36,779 rentable square feet of space commonly known as Suites 4000, 4100, 4150, 4200 and 4300 (as used herein, collectively, the “Existing Premises”), located on the fourth (4th) floor of the building located at 185 Berry Street, San Francisco, California, which is commonly known as the “Wharfside Building” (the “Building”). The Office Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment and Sixth Amendment are, collectively, the “Lease.”
     B. Tenant desires to expand the Existing Premises to include that certain space consisting of a total of approximately 9,378 rentable square feet of space, comprised of (i) that certain space consisting of approximately 2,436 rentable square feet of space and commonly known as Suite 4500 and located on the fourth (4th) floor of the Building, (ii) that certain space consisting of approximately 5,275 rentable square feet of space and commonly known as Suite 4600 and located on the fourth (4th) floor of the Building, and (iii) that certain space of previously common area corridor consisting of approximately 1,667 rentable square feet of space and located between the areas commonly known as Lobby 1 and Lobby 2 on the fourth (4th) floor of the Building (collectively, the “7th Amendment Expansion Premises”), all as more particularly delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.
AGREEMENT :
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
     1. Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Seventh Amendment.
     2. Modification of Premises. Effective as of June 1, 2008 (the “Expansion Commencement Date”), Tenant shall lease from Landlord and Landlord shall lease to Tenant the 7th Amendment Expansion Premises. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the 7th Amendment Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the 7th Amendment Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 46,157 rentable square feet. The Existing Premises and the 7th Amendment Expansion Premises may hereinafter collectively be referred to as the “Premises.” The terms and provisions of this Seventh Amendment shall be effective as of the date of this Seventh Amendment.
CHINA BASIN/SAN FRANCISCO, LLC
[Loopnet, Inc.]

     3. Extension of Lease Term. Pursuant to the Lease, the Lease Term is scheduled to expire on May 31, 2008. Landlord and Tenant hereby agree to renew the Lease Term for a period of seven (7) years, from June 1, 2008, through May 31, 2015, on the terms and conditions set forth in this Seventh Amendment, unless sooner terminated as provided in the Lease, as hereby amended. The period of time commencing on June 1, 2008, and ending on May 31, 2015, shall be referred to herein as the “Renewal Term.”
     4. Base Rent
          4.1. Existing Premises. Prior to June 1, 2008, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease, as in effect prior to this Seventh Amendment.
          4.2. Entire Premises. Commencing on June 1, 2008 and continuing throughout the Renewal Term, Tenant shall pay to Landlord monthly installments of Base Rent for the entire Premises (i.e., the Existing Premises and the 7th Amendment Expansion Premises) which payments shall otherwise be in accordance with the terms of the Lease, as follows:

			Annual Rental Rate
	Annualized		Per Rentable Square
Period	Base Rent	Monthly Base Rent	Foot

June 1, 2008 — May 31, 2009	$1,892,437.00	$157,703.08	$41.00
June 1, 2009 — May 31, 2010	$1,949,210.11	$162,434.18	$42.23
June 1, 2010 — May 31, 2011	$2,007,686.41	$167,307.20	$43.50
June 1, 2011 — May 31, 2012	$2,067,917.01	$172,326.42	$44.80
June 1, 2012 — May 31, 2013	$2,129,954.52	$177,496.21	$46.15
June 1, 2013 — May 31, 2014	$2,193,853.15	$182,821.10	$47.53
June 1, 2014 — May 31, 2015	$2,259,668.75	$188,305.73	$48.96
          4.3. Abated Base Rent. Notwithstanding Section 4.2 above, provided that Tenant is not then in default under the Lease (as hereby amended, beyond the applicable notice and cure period set forth in the Lease), Landlord hereby agrees to abate and release Tenant of any obligation to pay monthly Base Rent for the Premises during the period commencing on June 1, 2008 and ending on September 30, 2008 (the “Abatement Period”). During such Abatement Period, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease (as hereby amended). In the event of a default by Tenant under the terms of the Lease that results in the termination of this Lease, then as a part of the recovery set forth in Section 19.2 of the Office Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the provisions of this Section 4.3.
     5. Tenant’s Share of Direct Expenses.
          5.1. Existing Premises. Prior to June 1, 2008, Tenant shall continue to pay Tenant’s Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease, as in effect prior to this Seventh Amendment. Nothing set forth herein, specifically including, without limitation, the revised Base Year with respect to the period of time on and after June 1, 2008, as set forth in Section 5.2, below, shall be deemed to waive any of the obligations of Landlord or Tenant under the terms set forth in Section 4.4.1 of the Office Lease with respect to Direct Expenses incurred or accrued during the period commencing on January 1, 2008 and ending on May 31, 2008.

          5.2. Entire Premises. Effective as of June 1, 2008, with respect to the entire Premises (i.e., the Existing Premises and the 7th Amendment Expansion Premises) Tenant shall continue to pay Tenant’s Share of Direct Expenses in accordance with the terms of the Lease (as amended), provided that with regard to Direct Expenses arising or accruing on or after June 1, 2008, the following shall apply:
               5.2.1 Tenant’s Share shall equal 5.0555% ; and
               5.2.2 the Base Year shall be the calendar year 2008. Accordingly, Tenant shall not be obligated to pay Tenant’s Share of Direct Expenses which arise or accrue during the period from June 1, 2008, to December 31, 2008.
          5.3. Landlord’s Books and Records. Notwithstanding any provision to the contrary contained in the Lease (as hereby amended), if Tenant reasonably disputes any amounts set forth in any Statement described above in Article 4 of the Office Lease, Tenant will have the right, at no cost or expense to Landlord (except as otherwise provided in this Section 5.3 below), to cause Landlord’s general ledger of accounts to be audited (with respect to such disputed Statement only) by a nationally recognized firm of certified public accountants reasonably approved by Landlord, or by a certified public accountant mutually acceptable to Landlord and Tenant, either of which has prior experience in the review of financial statements and which shall not have provided primary accounting services to Tenant or any other tenant in the Project within the last three (3) years and which shall not be retained by Tenant on a contingency basis; provided, however, Tenant shall not have the right to perform any such audit more than one (1) time for any calendar year during the Lease Term. Any audit conducted by or on behalf of Tenant shall be completed within three (3) months of its receipt of the relevant Statement and shall be conducted in an expeditious and diligent manner and timely completed at Landlord’s office during Landlord’s normal business hours and in the manner so as to minimize interference with Landlord’s business operations. Landlord shall have no obligation and Tenant shall have no right to make photocopies of any of Landlord’s ledgers, invoices or other items. Tenant’s audit shall be limited to an on-site review of Landlord’s general ledger of accounts. The amounts payable under this Section 5.3 by Landlord to Tenant or to Tenant to Landlord, as the case may be, will be appropriately adjusted on the basis of such audit. If such audit reveals that Tenant has overpaid any amount of Direct Expenses, Landlord shall refund the amount of any such overpayment to Tenant within sixty (60) days following such audit, with interest at the same rate which is applicable to Tenant under the terms of this Lease. If such audit discloses an overstatement of Direct Expenses in excess of five percent (5%) for such calendar year, Landlord will reimburse Tenant for the reasonable cost of the audit; otherwise the cost of such audit including Landlord’s costs incurred in complying with such audit shall be borne by Tenant. In no event shall this Section 5.3 be deemed to allow any review of any of Landlord’s records by any subtenant of Tenant. Tenant hereby acknowledges that Tenant’s sole right to inspect Landlord’s books and records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 5.3, and Tenant hereby waives any and all other rights pursuant to applicable law to inspect such books and records and/or to contest the amount of Direct Expenses payable by Tenant. Tenant agrees to keep, and to cause in its account and employee to keep, all information revealed by any audit of Landlord’s books and records strictly confidential and not to disclose any such information or permit any such information to be disclosed to anyone other than Landlord, unless compelled to do so by a court of law.
          5.4. Operating Expenses. Effective as of June 1, 2008, and with regard to Operating Expenses arising or accruing on or after June 1, 2008, in the event and to the extent Landlord obtains earthquake insurance (or a new category or type of earthquake insurance, as opposed to merely a modification to any existing type of earthquake insurance) which was not included as part of Operating Expenses during the entire Base Year (i.e., calendar year 2008, as set forth in Section 5.2.2, above), then Operating Expenses for the Base Year shall be deemed increased by the amounts Landlord would have incurred during the Base Year with respect to such earthquake insurance had such earthquake insurance been included in Operating Expenses during the entire Base Year.
          5.5. Tax Expenses. Tenant acknowledges that Landlord is currently in the process of performing certain Renovations to the Project with the construction of two (2) additional floors (and related structural changes) on top of the original three (3) floors of the Berry Street Building (such Renovations, the “Berry Building Addition”), which Berry Building Addition is anticipated to be substantially completed in calendar year 2008.

Notwithstanding any provision in the Lease to the contrary, the Tax Expenses applicable to the Base Year (i.e., calendar year 2008, as set forth in Section 5.2.2, above) shall be calculated assuming the Berry Building Addition and related improvements have been completed and have been fully assessed for real estate taxes purposes.
     6. 7th Amendment Expansion Premises Improvements. Except as specifically set forth in the Tenant Work Letter attached hereto as Exhibit B, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises or the 7th Amendment Expansion Premises, and Tenant shall (i) continue to accept the Existing Premises in its presently existing, “as-is” condition, and (ii) accept the 7th Amendment Expansion Premises in its presently existing, “as-is” condition. Tenant’s agreement to accept the Existing Premises and the 7th Amendment Expansion Premises in such presently existing, “as-is” condition shall not relieve Landlord from, or reduce or otherwise alter, Landlord’s maintenance, repair, restoration and replacement obligations under the Lease (as hereby amended).
     7. Option Term(s).
          7.1. In General. Landlord hereby grants the Original Tenant, and any assignee of Tenant’s entire interest in the Lease (as hereby amended) in accordance with the terms set forth in Article 14 of the Office Lease, two (2) options to further extend the Lease Term for a period of five (5) years each (each, an “Option Term”), which option(s) shall be exercisable only by written notice delivered by Tenant to Landlord as provided below, provided that, as of the date of delivery of such notice, Tenant is not in default under the Lease (as hereby amended) beyond any applicable cure period set forth in the Lease, and has not previously been in economic default or material non-economic default under the Lease (as hereby amended) beyond any applicable cure period set forth in the Lease more than twice during the immediately preceding five (5) year period. Upon the proper exercise of such option to extend, and provided that, as of the end of the Renewal Term, or the first Option Term, as applicable, Tenant is not in default under the Lease (as hereby amended) beyond any applicable cure period set forth in the Lease, and has not previously been in economic default or material non-economic default under the Lease (as hereby amended) beyond any applicable cure period set forth in the Lease more than twice during the immediately preceding five (5) year period, the Lease Term, as it applies to the Premises, shall be further extended for a period of five (5) years. The rights contained in this Section 7 shall be personal to the Original Tenant and any assignee of Tenant’s entire interest in the Lease (as hereby amended) in accordance with the terms set forth in Article 14 of the Office Lease (and not any sublessee or other transferee of the Original Tenant’s interest in the Lease) if the Original Tenant or such assignee occupies at least eighty percent (80%) of the then-existing Premises (with occupancy by any Affiliate of Original Tenant or its assignee being deemed occupancy by Original Tenant or its assignee). In the event Tenant fails to timely exercise the right set forth in this Section 7, this Section 7 shall be null and void and of no further force or effect.
          7.2. Partial Renewal. Tenant shall have the right (the “Partial Renewal Right”) to cause the first or second Option Term to apply to only a portion of the Premises consisting, however, of not less than eighty percent (80%) of the Premises existing as of the expiration of the Renewal Term; provided, however, such Partial Renewal Right shall be exercised in accordance with, and subject to, this Section 7.2. In the event Tenant desires to exercise its Partial Renewal Right, the Exercise Notice (as defined in Section 7.4, below) shall describe the area of the Premises which Tenant elects to no longer lease (the “Non-Renewed Space”) (which shall consist of not more than twenty percent (20%) of the Premises existing as of the expiration of the Renewal Term), with the remainder of the Premises to be the “Extension Premises;” provided, however, in no event shall the Non-Renewed Space be of a size or configuration, or be located in a location in the Building that is non-marketable, as reasonably determined by Landlord, but only if Landlord notifies Tenant in writing of its reasonable objection(s) to the size, configuration or location of the Non-Renewed Space (stating with reasonable specificity the changes needed to eliminate Landlord’s objection) (“Objection Notice”) within five (5) business days after delivery of Tenant’s Exercise Notice. In the event that Landlord fails to respond to Tenant regarding the size, configuration or location of the Non-Renewed Space within the five (5) business day period set forth above, Tenant shall have the right to send a “reminder notice” to Landlord, which conspicuously indicates that Landlord’s continued failure to respond may result in the deemed approval of Tenant’s designation of the Non-Renewed Space. If Landlord fails to notify Tenant of its reasonable objections to the size, configuration or location of the Non-Renewed Space within five (5) business days after receipt of the reminder notice identified in this Section 7.2, then such failure shall be deemed Landlord approval of Tenant’s designation of the Non-Renewed Space. If Tenant elects to exercise the Partial Renewal Right, then prior to the first (1st) day of the Option Term Tenant shall, at Tenant’s sole cost and expense, cause the Extension Premises to be separately demised, if necessary, from the Non-Renewal Space (the “Demising Obligation”), which Demising Obligation shall be performed by Tenant in accordance with the terms and conditions set forth in Article 8 of the Office Lease, and Tenant shall be solely responsible, at Tenant’s cost, for all modifications, additions or alterations required by any applicable building or fire/lifesafety code to be made to the Premises, the Non-Renewed space, the Base Building and/or Common Areas on the forth (4th) floor of the Building as a result of such demising. If Tenant elects to exercise the Partial Renewal Right, then Landlord and Tenant shall be relieved of their respective obligations under this Lease with respect to the applicable Non-Renewed Space as of the first (1st) day of the Option Term, except for those obligations set forth in the Lease (as hereby amended) which specifically survive the expiration or earlier termination of the Lease, including, without limitation, the payment by Tenant of all accrued but unpaid amounts owed by Tenant under the Lease (as hereby amended), through the day immediately preceding the first (1st) day of the Option Term, with respect to the Non-Renewed Space. In the event that Tenant fails to vacate, and surrender and deliver to Landlord exclusive possession of the Non-Renewed Space, with the Demising Obligation completed and free of all subleases, and otherwise in the condition required pursuant to the terms of the Lease, prior to the first (1st) day of the Option Term, then the provisions of Article 16 of the Office Lease shall apply to the Non-Renewed Space.
          7.3. Option Rent. The annual rent payable by Tenant during the applicable Option Term (the “Option Rent”) shall be equal to the “Fair Rental Value” for the Premises as of the commencement date of such Option Term. The “Fair Rental Value” shall be equal to the annual rent (including additional rent and considering any “base year” or “expense stop” applicable thereto), including all escalations, at which tenants are leasing non-sublease, non-encumbered, non-equity, non-renewal commercial office space comparable in size, location and quality to the Premises, for a comparable lease term, in an arm’s length transactions consummated during the ten (10) month period (the “Rent Review Period”) prior to the date Landlord delivers the “Option Rent Notice,” as that term is defined in Section 7.4, below, which comparable commercial office space is located in the Project, or if there are not a sufficient number of comparable transactions in the Project than in “Comparable Buildings,” as that term is defined below (“Comparable Transactions”), taking into consideration all the applicable concessions generally considered in the Comparable Transaction, including, without limiation, the following concessions (collectively, the “Concessions”): (a) rental abatement concessions, if any, being granted such tenants in connection with such comparable space; (b) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, such value to be based upon the age, quality and layout of the improvements and the extent to which the same can be utilized by a general office user; and (c) other reasonable monetary concessions being granted such tenants in connection with such comparable space; provided, however, that in calculating the Fair Rental Value, no consideration shall be given to (i) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with Tenant’s exercise of its right to lease the Premises during the Option Term, and (ii) any period of rental abatement, if any, granted to tenants in comparable transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces. If, in determining the Option Rent, Concessions are granted, Landlord may, at Landlord’s sole option, elect any or a portion of the following: (A) to grant some or all of the Concessions to Tenant in the form as described above (i.e., as free rent or as an improvement allowance), and (B) to adjust the rental rate component of the Option Rent to be an effective rental rate which takes into consideration the total dollar value of the Concessions (in which case the Concessions evidenced in the effective rental rate shall not be granted to Tenant). For purposes of this Lease, “Comparable Buildings” shall mean first-class commercial office projects located in San Francisco, California with similar locations and with views and amenities similar to the Building.
          7.4. Exercise of Options. The option contained in this Section 7 shall be exercised by Tenant, if at all, and only by Tenant delivering irrevocable written notice (the “Exercise Notice”) of its exercise thereof to Landlord not more than eighteen (18) and not less than thirteen (13) months prior to the expiration of the Renewal Term or the first Option Term, as applicable. In the event that Tenant timely exercises the renewal option, then Landlord shall deliver notice setting forth the Option Rent (the “Option Rent Notice”) to Tenant not less than five (5) months prior to the expiration of the Renewal Term or the first Option Term, as applicable, setting forth the Option Rent. Tenant may, at Tenant’s option, object to the Option Rent contained in the Option Rent Notice, by written notice to Landlord (the “Objection Notice”) within thirty (30) days following Tenant’s receipt of the Option Rent Notice, in which case the parties shall follow the procedure, and the Option Rent shall be determined, as set forth in Section 7.5, below. In the event that Tenant shall fail to timely deliver an Objection Notice, the Option Rent set forth in the Option Rent Notice shall be the Option Rent due during the Option Term and Tenant shall have no right to contest the same. Landlord and Tenant shall execute an amendment setting forth the terms and conditions of the Option Term. Tenant shall not have any right to exercise the second Option Term in the event that Tenant fails to timely exercise its right to the first Option Term as set forth in this Section 7.
          7.5. Determination of Option Rent. In the event Tenant timely and appropriately objects to the Option Rent Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within fifteen (15) business days following Tenant’s objection to the Option Rent (the “Outside Agreement Date”), then each party shall make a separate determination of the Option Rent within five (5) business days after the applicable Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 7.4.1 through 7.4.7 below.
               7.5.1 Landlord and Tenant shall each appoint one arbitrator who shall be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of first class commercial office projects in the South of Market Street area of San Francisco, California. Each such arbitrator shall be appointed within fifteen (15) days after the applicable Outside Agreement Date. .
               7.5.2 The two (2) arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a neutral third arbitrator who shall be certified as an MAI appraiser and shall have had at least five (5) years experience as a real estate appraiser for San Francisco, California.
               7.5.3 The third arbitrator shall within thirty (30) days of his or her appointment make a determination of the Option Rent taking into account the requirements of Section 7.3 above (the “Neutral Determination”) and shall notify Landlord and Tenant which of Landlord or Tenant’s determination of Option Rent was closest to the Neutral Determination. The determination of the third arbitrator shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the Neutral Determination determined by the third arbitrator. The Option Rent submitted by Landlord or Tenant which the third arbitrator decides is closest to the Neutral Determination shall be the Option Rent.
               7.5.4 The decision of the neutral arbitrator shall be binding upon Landlord and Tenant.
               7.5.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable Outside Agreement Date, then the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.
               7.5.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or if both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 7.5.
               7.5.7 Landlord and Tenant shall each separately pay any fees and costs of their selected arbitrator, and shall each pay one-half (1/2) of the fees and costs of the third arbitrator.
     8. Right of First Offer. Landlord hereby grants Tenant, and any assignee of Tenant’s entire interest in the Lease (as hereby amended), a one-time right (subject to the terms set forth in Section 8.6, below) of first offer with respect to any of the following space that comes available during the Renewal Term: (i) Suites 3000 and 3100 on the third (3rd) floor of the Building, consisting of a total of approximately 25,370 rentable square feet of space, (ii) all of the space on the fourth (4th) floor of the Building, consisting of a total of approximately 40,761 square feet of space, and (iii) Suites 5050, 5100, 5200, 5300, 5350, 5400, 5411, 5500 and 5510 on the fifth (5th) floor of the Building, consisting of a total of approximately 42,867 rentable square feet of space (individually, or collectively, “First Offer Space”). The current approximate locations, outlines and square footages of such suites as of the date of this Seventh Amendment are set forth on Exhibit C attached hereto, it being acknowledged that the same are subject to change, revisions and other modifications from time to time (specifically including, without limiation, modifications resulting from third party leases which combine suites or modify the outlines and/or square footages of such suites). Such rights of first offer shall commence only following the expiration or earlier termination of the existing leases for the First Offer Space; however, such right of first offer shall be subordinate to all third party rights existing as of the date of execution of this Seventh Amendment with respect to the First Offer Space (whether pursuant to renewal options, rights of first offer, expansion options, must take requirements, or otherwise; collectively, the “Superior Right Holders”), if any, which shall be disclosed on the schedule attached hereto as Exhibit D. Tenant’s right of first offer shall be on the terms and conditions set forth in this Section 8. References to “Tenant” in this Section 8 shall refer to “Tenant” and any assignee of Tenant’s entire interest in the Lease (as hereby amended).
          8.1. Procedure for Offer. Once Landlord determines that no Superior Right Holder(s) will be exercising any of its right(s) with respect to particular First Offer Space, and such First Offer Space becomes available for lease to third parties, Landlord shall provide Tenant with a written notice (“Notice of First Offer Opportunity”) offering to lease to Tenant such First Offer Space, and such Notice of First Offer Opportunity shall list the suite number, rentable square footage, “First Offer Rent,” as that term is defined in Section 8.3 below, and the other economic terms upon which Landlord is willing to lease such space to Tenant.
          8.2. Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the Notice of First Offer Opportunity, then within ten (10) business days of delivery of such Notice of First Offer Opportunity to Tenant, Tenant shall deliver written notice to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in such Notice of First Offer Opportunity (specifically including if such space comprises more than one of the suites identified in Section 8, above) on the terms contained in such notice. If Tenant fails to so notify Landlord, in writing, of either its election to exercise its right of first offer, or its election to reject such right of first offer, within the foregoing ten (10) business day period, then Landlord shall be free to lease the space described in the Notice of First Offer Opportunity to anyone to whom Landlord desires on any terms Landlord desires. If, however, Tenant does notify Landlord, in writing, within such ten (10) business day period that Tenant rejects such right of first offer, then Landlord shall be free to lease the space described in the Notice of First Offer Opportunity to anyone to whom Landlord desires on any terms Landlord desires, provided that the base rent offered to such third-party is not more (on a per rentable square foot basis) than five percent (5%) lower than the Base Rent offered to Tenant in the Notice of First Offer Opportunity. In connection with the terms of the immediately preceding sentence, in the event that Landlord desires to offer (within a period of six (6) months commencing upon the expiration of the ten (10) business day period) the space described in the Notice of First Offer Opportunity to a third-party at a base rent (on a per rentable square foot basis) which is more than five percent (5%) lower than the Base Rent offered to Tenant in the Notice of First Offer Opportunity, then Landlord shall, via a revised Notice of First Offer Opportunity, first re-offer to lease to Tenant such First Offer Space at such lower base rent, and Tenant shall, within ten (10) business days of delivery of such revised Notice of First Offer Opportunity to Tenant, deliver written notice to Landlord of Tenant’s election to exercise its right of first offer with respect to the entire space described in the revised Notice of First Offer Opportunity on the terms contained in such notice. If Tenant then fails to so notify Landlord of its election to exercise its right of first offer within the ten (10) business day period set forth in the immediately preceding sentence, then Landlord shall be free to lease the space described in the Notice of First Offer Opportunity to anyone to whom Landlord desires on any terms (including any base rent) that Landlord desires. Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof.

          8.3. First Offer Space Rent. In the event that Tenant exercises its right under this Section 8 to lease First Offer Space on or prior to November 30, 2008, then the Rent payable by Tenant for such First Offer Space (the “First Offer Rent”) shall be at the same rate at which Rent is payable by Tenant for the Premises under the Lease as hereby amended as of the “First Offer Commencement Date,” as that term is defined in Section 8.5 below, which Rent shall include all applicable escalations to the Rent made or to be made during the Lease Term. In the event that Tenant exercises its right under this Section 8 to lease First Offer Space after November 30, 2008, then the Rent payable by Tenant for such First Offer Space (the “First Offer Rent”) shall be equal to the Fair Rental Value applicable to such First Offer Space. In either case, the Base Year applicable to the payment of Tenant’s Share of Direct Expenses in connection with such First Offer Space shall be the calendar year in which the First Offer Commencement Date occurs.
          8.4. Construction In the First Offer Space. Tenant shall take the First Offer Space in its “as is” condition, subject to Tenant’s right to receive a tenant improvement allowance, if any, which may be determined as part of the Fair Rental Value determination, and the construction of improvements in the First Offer Space shall comply with the terms of Article 8 of the Lease.
          8.5. Amendment to Lease. If Tenant timely exercises Tenant’s right to lease First Offer Space as set forth herein, Landlord and Tenant shall within thirty (30) days thereafter execute an amendment to this Lease for such First Offer Space upon the terms and conditions as set forth in the Lease (as hereby amended), the Notice of First Offer Opportunity and this Section 8. Notwithstanding the foregoing, an otherwise valid exercise of Tenant’s right of first offer shall be of full force and effect irrespective of whether such amendment is timely signed by Landlord and Tenant. Tenant shall commence payment of Rent for the First Offer Space, and the term of the First Offer Space shall commence upon the date (the “First Offer Commencement Date”) which is the earlier to occur of (i) the date which is ninety (90) days following Landlord’s delivery of the First Offer Space to Tenant, (ii) the date upon which Tenant substantially completes its improvements within the First Offer Space, and (iii) the date upon which Tenant first commences to conduct business in the First Offer Space. The term of the First Offer Space shall terminate coterminously with the expiration or earlier termination of the Lease (as hereby amended).
          8.6. Termination of the Right of First Offer. The rights contained in this Section 8 shall be personal to the Original Tenant and any assignee of Tenant’s entire interest in the Lease (as hereby amended) in accordance with the terms set forth in Article 14 of the Office Lease, and may only be exercised by Tenant if Tenant (or such assignee) occupies the entire then-existing Premises (with occupancy by any Affiliate of Original Tenant or its assignee being deemed occupancy by Original Tenant or its assignee). The right of first offer granted herein shall terminate as to the particular First Offer Space upon the failure by Tenant to exercise its right of first offer with respect to such First Offer Space as offered by Landlord; provided, however, in the event that Landlord does not enter into a lease with a third party with respect to such First Offer Space within one hundred eighty (180) days following the expiration of the last to occur of the applicable ten (10) business day periods set forth in Section 8.2, above, then Tenant’s rights under this Section 8 with respect to that particular First Offer Space only shall renew. Tenant shall not have the right to lease First Offer Space pursuant to the terms of this Section 8 in the event that less than two (2) years remain prior to the Lease Expiration Date, as the same may be extended pursuant to the terms of Section 7, above; provided, however, if Landlord delivers a First Offer Notice at a time within such two (2) year period where Tenant’s option to extend this Lease for an Option Term remains in effect, then notwithstanding any contrary provision of this Lease, Tenant may exercise its right of first offer so long as Tenant simultaneously exercises such Option Term. Tenant shall not have the right to lease First Offer Space if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, Tenant is in default under the Lease (as hereby amended) beyond any applicable cure period set forth in the Lease, or Tenant has previously been in economic default or material non-economic default under the Lease (as hereby amended) beyond any applicable cure period set forth in the Lease more than twice during the immediately preceding five (5) year period.

     9. Tenant Signage.
          9.1. In General. In addition to the signage rights expressly set forth in the Lease, Tenant shall have the right, at Tenant’s sole cost and expense, to install custom signage within the main entrance to the Premises. In addition, Tenant shall be entitled to one (1) non-exclusive exterior building sign identifying Tenant’s name or logo (the “Building Sign”) in connection with Tenant’s lease of the Premises. In the event that Tenant elects to utilize such Building Sign, Tenant shall commence payment of rent for the Building Sign in the amount of Five Thousand and No/100 ($5,000.00) per month, which rent shall be deemed Additional Rent under the Lease. If Tenant elects to cease utilizing the Building Sign, upon removal thereof in accordance with Section 9.5 of this Seventh Amendment, Tenant shall have no further obligation to pay Additional Rent for the Building Sign.
          9.2. Specifications and Permits. The Building Sign shall set forth Tenant’s name and logo as determined by Tenant in its sole discretion; provided, however, in no event shall the Building Sign include an “Objectionable Name,” as that term is defined in Section 9.3, below. The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of the Building Sign (collectively, the “Sign Specifications”) shall be subject to the prior written approval of Landlord, which approval may be withheld in Landlord’s sole discretion. In addition, the Building Sign shall be subject to Tenant’s receipt of all required governmental permits and approvals and shall be subject to all applicable laws and to any covenants, conditions and restrictions affecting the Project. Landlord shall use commercially reasonable efforts, at no cost to Landlord, to assist Tenant in obtaining all necessary governmental permits and approvals for the Building Sign. Tenant hereby acknowledges that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for the Building Sign. In the event Tenant does not receive the necessary governmental approvals and permits for the Building Sign, Tenant’s and Landlord’s rights and obligations under the remaining terms and conditions of the Lease shall be unaffected.
          9.3. Objectionable Name. To the extent the Tenant desires to change the name and/or logo set forth on the Building Sign, such name and/or logo shall not have a name which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of the Project, or which would otherwise reasonably offend a landlord of the Comparable Buildings (an “Objectionable Name”). The parties hereby agree that the name “LoopNet” or any reasonable derivation thereof, shall not be deemed an Objectionable Name.
          9.4. Termination of Right to Tenant’s Signage. The rights contained in this Section 9 shall be personal to the Original Tenant and any assignee of Tenant’s entire interest in the Lease (as hereby amended) in accordance with the terms set forth in Article 14 of the Office Lease, and may only be exercised and maintained by the Original Tenant or such assignee (and not any sublessee or other transferee of Tenant’s interest in the Lease) if (i) the Original Tenants or such assignee in occupancy of no less than seventy-five percent (75%) of the then-existing Premises, (ii) Tenant is not then in default under the Lease, as amended (beyond the applicable notice and cure period set forth in the Lease), (iii) Tenant has not been in default under the Lease, as amended (beyond the applicable notice and cure period set forth in the Lease), more than once during the prior twelve (12) month period, and (iv) Tenant has not been in default under the Lease, as amended (beyond the applicable notice and cure period set forth in the Lease), more than two (2) times during the immediately preceding five (5) year period. The signage rights set forth in this Section 9 may not be transferred, assigned, subleased or otherwise alienated by Tenant; provided, however, that Tenant shall have the right, upon prior written notice to Landlord, to transfer the signage rights set forth in this Section 9 to an Affiliate assignee of Tenant’s entire interest in the Lease (as hereby amended), and Landlord’s approval shall not be required for such transfer.
          9.5. Cost and Maintenance. The costs of the actual Building Sign and the installation, design, construction and any and all other costs associated with the Building Sign, including, without limitation, utility charges and hook-up fees, permits, and maintenance and repairs, shall be the sole responsibility of Tenant. Should the Building Sign require repairs and/or maintenance, as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide notice thereof to Tenant and Tenant (except as set forth below) shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord, at Tenant’s sole cost and expense; provided, however, if such repairs and/or maintenance are reasonably expected to require longer than thirty (30) days to perform, Tenant shall commence such repairs and/or maintenance within such thirty (30) day period and shall diligently prosecute such repairs and maintenance to completion. Should Tenant fail to perform such repairs and/or maintenance within the periods described in the immediately preceding sentence, Landlord shall, upon the delivery of an additional five (5) business days’ prior written notice, have the right to cause such work to be performed and to charge Tenant as Additional Rent for the actual cost of such work. Upon the expiration or earlier termination of the Lease, or upon the expiration or termination of Tenant’s rights under this Section 9, Tenant shall, at Tenant’s sole cost and expense, cause the Building Sign to be removed and shall cause the areas in which such Building Sign was located to be restored to the condition existing immediately prior to the placement of such Building Sign (reasonable wear and tear excepted). If Tenant fails to timely remove the Building Sign or to restore the areas in which such the Building Sign was located, as provided in the immediately preceding sentence, then Landlord may perform such work, and all actual costs incurred by Landlord in so performing shall be reimbursed by Tenant to Landlord within thirty (30) days after Tenant’s receipt of an invoice therefor. The terms and conditions of this Section 9.5 shall survive the expiration or earlier termination of the Lease.
     10. Security Deposit. Landlord and Tenant acknowledge that Landlord is currently holding a Security Deposit in the amount of $114,609.21, in accordance with the terms of the Lease. Landlord shall continue to retain such Security Deposit as security for the faithful performance by Tenant of the terms, covenants and conditions of the Lease, as hereby amended, during the Renewal Term.
     11. Parking. Effective as of the date of this Seventh Amendment, Section 9 of the Summary attached to the Office Lease is hereby amended and restated as follows:

“9.	Parking (Article 28):	One (1) unreserved parking pass for every 4,000 rentable square feet of the Premises.”
In addition, Landlord may, at any time, institute valet assisted parking within the Project parking facility, and Tenant and its employees shall comply with any such valet assisted parking.
     12. Landlord’s Option as to Subject Space. Effective as of the date of this Seventh Amendment, Section 14.4 of the Office Lease is hereby amended and restated as follows:
“Notwithstanding anything to the contrary contained in this Article 14, and except as set forth in Section 14.8 below, with respect to a Transfer (i) for not less than twenty percent (20%) of the Premises, and/or (ii) for the entire remaining Lease Term, Landlord shall have the option, by giving written notice to Tenant within thirty (30) days after receipt of any Transfer Notice, to recapture the Subject Space. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice (or at Landlord’s option, shall cause the Transfer to be made to Landlord or its agent, in which case the parties shall execute the Transfer documentation promptly thereafter). In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of this Article 14.”
     13. Landlord Compliance with Laws. Effective as of the date of this Seventh Amendment, the last two (2) sentences of Article 24 of the Office Lease are hereby amended and restated as follows:

“Landlord shall comply with all Applicable Laws and Codes relating to the Base Building, provided that compliance with such Applicable Laws and Codes is not the responsibility of Tenant under the Lease, and provided further that Landlord’s failure to comply therewith would prohibit Tenant from obtaining or maintaining a certificate of occupancy for the Premises, or would prohibit Tenant’s ability to operate Tenant’s business, or would unreasonably and materially affect the safety of Tenant’s employees or create a significant health hazard for Tenant’s employees. Landlord shall be permitted to include in Operating Expenses any costs or expenses incurred by Landlord under this language to the extent consistent with the terms of Section 4.2.4 of this Lease.”
     14. Abatement Event. Effective as of the Expansion Commencement Date, the following is hereby added to the end as the last sentence of Section 6.4 of the Office Lease:
“Notwithstanding anything to the contrary, Tenant shall have the right to terminate the Lease upon written notice therefor to Landlord, in the event of any Abatement Event which continues for a period of one hundred fifty (150) consecutive days or for a period of one hundred eighty (180) non-consecutive days in any calendar year.”
     15. No Landlord Relocation Rights. Landlord acknowledges that Landlord does not currently possess and shall not have any rights to relocate the Premises pursuant to the Lease.
     16. Corridor Approvals.
          16.1. In General. Landlord and Tenant acknowledge that, as more particularly set forth in Section 2.2.3 of the Tenant Work Letter, Tenant desires to perform certain “Corridor Work.” In connection therewith, Tenant shall be required to obtain various governmental approvals and permits (the “Corridor Work Permits”). Tenant shall submit the “Approved Working Drawings” (as that term is defined in Section 3.4 of the Tenant Work Letter) with respect to such Corridor Work to the appropriate governmental authorities in order to obtain such Corridor Work Permits on or before the date which is three (3) weeks following the date of this Seventh Amendment. To the extent that Tenant submits such Approved Working Drawings to the appropriate governmental authorities on or before the date set forth in the immediately preceding sentence, then in the event that such appropriate governmental authorities fail to (i) issue the Corridor Work Permits to Tenant, (ii) provide Tenant with reasonable objections to the Approved Working Drawings, or (iii) require reasonable revisions to be made the Approved Working Drawings in order to be able to issue the Corridor Work Permits to Tenant, all within sixty (60) days following the date of the full execution and delivery of this Seventh Amendment by Landlord and Tenant, then Tenant shall have the right, upon written notice delivered to Landlord on or before the date which is five (5) business days following the expiration of the foregoing sixty (60) day period, to elect to terminate the Lease (as hereby amended), which termination shall be effective as of the date (the “Termination Date”) which is one (1) year following the date Landlord receives such termination notice (such one (1) year period shall, to the extent all or a portion of the same is after May 31, 2008, be referred to herein as the “One Year Extension Term”). Tenant shall, concurrently with its delivery of such notice to Landlord, deliver to Landlord an amount sufficient to reimburse Landlord for its review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees) and brokerage commissions incurred by Landlord in connection with this Seventh Amendment. To the extent Tenant exercises its right to terminate the Lease (as hereby amended) pursuant to the terms of this Section 16, then the Lease (as hereby amended) shall terminate effective as of the Termination Date with the same force and effect as if the Lease (as hereby amended) were scheduled to expire in accordance with its terms as of such Termination Date, and, without limiting the generality of the foregoing, Tenant shall surrender possession of the entire Premises to Landlord on such Termination Date in the condition required pursuant to the terms and conditions of the Lease (as hereby amended). The termination rights granted to Tenant under this Section 16 are personal to the Tenant originally named herein, and may not be assigned or transferred to any other person or entity. Tenant’s failure to so notify Landlord shall be deemed Tenant’s waiver of any right to terminate the Lease (as hereby amended) as set forth hereinabove.

          16.2. One Year Extension Term. To the extent Tenant exercises its right to terminate the Lease (as hereby amended) pursuant to the terms of Section 16.1, above, Tenant’s lease of the Premises during the One Year Extension Term shall be as set forth in this Section 16.2.
               16.2.1 Lease Term. The Lease Term shall be extended and shall expire (unless sooner terminated as provided in the Lease, as hereby amended) on the last day of the One Year Extension Term.
               16.2.2 Premises. Notwithstanding the exercise of such termination right, the Premises shall nevertheless be expanded to include the 7th Amendment Expansion Premises on the Expansion Commencement Date. Tenant shall accept the 7th Amendment Expansion Premises in its presently existing, “as is” condition, and Tenant shall continue to accept the Existing Premises in its presently existing, “as is” condition. Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises (it being acknowledged that the Tenant Work Letter attached hereto has Exhibit B shall have no applicability and shall be deemed of no force and effect). Tenant shall have no right to perform the Corridor Work.
               16.2.3 Base Rent. Effective as of the Expansion Commencement Date, Tenant shall pay Base Rent for the entire Premises (i.e., the Existing Premises and the 7th Amendment Expansion Premises) in the amount of One Hundred Fifty-Seven Thousand Seven Hundred Three and 08/100 Dollars ($157,703.08) (i.e., $41.00 per rentable square foot on an annual basis) per month.
               16.2.4 Tenant’s Share of Direct Expenses. Effective as of June 1, 2008, with respect to the entire Premises (i.e., the Existing Premises and the 7th Amendment Expansion Premises) Tenant shall continue to pay Tenant’s Share of Direct Expenses in accordance with the terms of the Lease, provided that with regard to Direct Expenses arising or accruing on or after June 1, 2008, Tenant’s Share shall equal 5.0555%.
               16.2.5 Security Deposit. The terms and conditions set forth in Section 10 of this Seventh Amendment, above, shall apply, and shall survive such exercise of Tenant’s termination right and the termination of the Lease.
               16.2.6 Parking. The terms and conditions set forth in Section 11 of this Seventh Amendment, above, shall apply, and shall survive such exercise of Tenant’s termination right and the termination of the Lease.
               16.2.7 No Landlord Relocation Rights. The terms and conditions set forth in Section 15 of this Seventh Amendment, above, shall apply, and shall survive such exercise of Tenant’s termination right and the termination of the Lease.
               16.2.8 Brokers. The terms and conditions set forth in Section 21 of this Seventh Amendment, below, shall apply, and shall survive such exercise of Tenant’s termination right and the termination of the Lease.
               16.2.9 Other Terms. The following Sections (and any corresponding sub-Sections) of this Seventh Amendment shall have no applicability during the One Year Extension Term: Sections 3, 4.2, 4.3, 5.2, 5.3, 5.4, 5.5, 6, 7, 8, 9, 12, 13, 14, 17, 18, 19, and 20; and Exhibits B, C, D and E.
     17. Subordination. Landlord shall use commercially reasonable efforts to provide Tenant, at Tenant’s cost, with a nondisturbance agreement in a commercially reasonable form from Landlord’s presently existing lender holding a deed of trust on the Project within ninety (90) days following the date of this Seventh Amendment.
     18. Landlord’s Option to Repair. Effective as of the Expansion Commencement Date, the following shall be added to Section 11.2 of the Office Lease:
“Notwithstanding anything to the contrary, if Landlord elects to terminate the Lease pursuant to Section 11.2(v) while Tenant possesses any un-exercised extension or renewal rights, Landlord shall provide written notice to Tenant indicating Landlord’s termination intention and upon receipt of such notice from

Landlord, Tenant shall have the right to exercise Tenant’s extension or renewal right early by delivering written notice to Landlord within ten (10) days after receipt of Landlord’s notice of intention to terminate, in which case the Term shall automatically be extended and Landlord shall not be permitted to terminate the Lease.”
     19. Removal and Restoration of Alterations. Notwithstanding Section 8.5 of the Office Lease, effective as of the Expansion Commencement Date, Tenant shall not be required to remove or restore any Alterations or improvements installed or existing prior to the date of this Seventh Amendment; provided, however, and notwithstanding the foregoing, upon the expiration of the Lease (as hereby amended), or immediately following any earlier termination of this Lease, Tenant shall continue to be obligated, at Tenant’s sole cost and expense, to remove all Lines in the Premises (including the 7th Amendment Expansion Premises) installed by Tenant, and repair any damage caused by such removal.
     20. Assignment and Subletting. Effective as of the Expansion Commencement Date, Section 14.2.7 of the Office Lease is herby amended and restated as follows:
“Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is negotiating or has negotiated within the past two (2) months with Landlord to lease space in the Project, provided that Landlord has space in the Project reasonably consistent with the Transferee’s rentable area requirements.”
     21. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Seventh Amendment other than McCarthy Cook & Co. and CB Richard Ellis (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Seventh Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 21 shall survive the expiration or earlier termination of this Seventh Amendment.
[Continued on Following Page]

     22. No Further Modification. Except as set forth in this Seventh Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.
     IN WITNESS WHEREOF, this Seventh Amendment has been executed as of the day and year first above written.

“LANDLORD”		“TENANT”

CHINA BASIN/SAN FRANCISCO, LLC, a Delaware limited liability company		LOOPNET, INC., a California corporation

By:	CHINA BASIN LANDING, LLC,	By:	/s/ RICHARD J BOYLE JR.
	a Delaware limited liability company,		Name: RICHARD J BOYLE JR.
	its Manager		Title: CHAIRMAN AND CEO
Date: APRIL 28, 2008

By:	CALSMART L.L.C.,	By:	/s/ Thomas P. Byrne
	a Delaware limited liability company,		Name: Thomas P. Byrne
	its Member/Manager		Title: President
Date: April 28, 2008

By:	RREEF AMERICA L.L.C., a Delaware limited liability company, its Manager

By:	/s/ Patricia A. Ashton
Patricia A. Ashton, Vice President-District Manager

Date: 5/02/08

EXHIBIT A
OUTLINE OF 7th AMENDMENT EXPANSION PREMISES
          This Exhibit A is referenced in Recital B of that certain Seventh Amendment to Office Lease made and entered into as of the 2nd day of May 2008, by and between CHINA BASIN/SAN FRANCISCO, LLC, a Delaware limited liability company (“Landlord”), and LOOPNET, INC., a California corporation (“Tenant”).

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT A

EXHIBIT B
TENANT WORK LETTER
     This Exhibit B is referenced in Section 6 of that certain Seventh Amendment to Office Lease made and entered into as of the 2nd day of May 2008, by and between CHINA BASIN/SAN FRANCISCO, LLC, a Delaware limited liability company (“Landlord”), and LOOPNET, INC., a California corporation (“Tenant”).
     This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Premises (including the 7th Amendment Expansion Premises). This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises. All references in this Tenant Work Letter to Sections of “this Amendment” shall mean the relevant portion of the Seventh Amendment to which this Tenant Work Letter is attached as Exhibit B and of which this Tenant Work Letter forms a part, all references in this Tenant Work Letter to Articles or Sections of “this Lease” shall mean the relevant portions of the Lease (as amended) being amended by this Amendment, and all references in this Tenant Work Letter to Sections of “this Tenant Work Letter” shall mean the relevant portions of Sections 1 through 5 of this Tenant Work Letter. The construction of the improvements to the Premises contemplated by this Amendment shall be governed by the terms of this Tenant Work Letter and not the terms of the Article 8 of the Office Lease.
SECTION 1
DELIVERY OF THE PREMISES AND BASE BUILDING; LANDLORD WORK
     1.1 In General. Upon the full execution and delivery of this Amendment by Landlord and Tenant, Landlord shall deliver the 7th Amendment Expansion Premises and “Base Building,” as that term is defined below, to Tenant, and Tenant shall accept the 7th Amendment Expansion Premises and Base Building from Landlord in their presently existing, “as-is” condition, subject to Section 1.2 below. The “Base Building” shall consist of those portions of the 7th Amendment Expansion Premises which were in existence prior to the construction of tenant improvements in the Premises for any prior tenant of the Premises. Tenant shall continue to accept the Existing Premises in its presently existing, “as-is” condition.
     1.2 Landlord Work. Landlord shall deliver the 7th Amendment Expansion Premises in broom clean condition with all heating, air conditioning, ventilating, mechanical, electrical, plumbing systems and elevators, in good working order. Tenant acknowledges that Landlord is currently in the process of performing certain renovation work in the lobby areas of the fourth (4th) floor of the Building, and that Landlord will use commercially reasonable efforts to substantially complete such renovation work on or before the Expansion Commencement Date, provided, however that Landlord shall have no liability to Tenant relating to or arising from any failure or delay by Landlord in substantially completing such renovation work. Additionally, Landlord shall, to the extent required for Tenant to obtain or maintain a certificate of occupancy (or its equivalent) for general office use for the Premises, cause the existing restrooms in the area commonly known as “Lobby 1” on the fourth (4th) floor of the Building, to be in compliance with all applicable building codes and other governmental laws, ordinances and regulations which were enacted prior to the commencement of the date of this Lease and applicable to new construction for general office space, including, without limitation, any handicap access codes which were created in order to implement the Americans With Disabilities Act (the “ADA”; as the ADA is in effect as of the date of this Amendment).
SECTION 2
TENANT IMPROVEMENTS
     2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of $32.50 per rentable square foot of the Premises for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”); provided, however, an amount of such Tenant Improvement Allowance up to $4.00 per rentable square foot of the Premises may be used in accordance with Section 2.2.1.9

/s/ PAA

/s/ RJB

/s/ TPB

CHINA BASIN/SAN FRANCISCO, LLC
[Loopnet, Inc.]

EXHIBIT B

below. Except as otherwise specifically set forth in this Tenant Work Letter, Landlord shall not be obligated to make disbursements (or provide credits) pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance and the “Landlord’s Drawing Contribution,” as that term is defined in Section 3.1, below. In the event that the Tenant Improvement Allowance is not fully utilized by Tenant prior to June 1, 2009, then except as set forth immediately below, such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto. In the event, however, that the Tenant Improvement Allowance is not be fully utilized pursuant to the terms set forth in this Tenant Work Letter prior to June 1, 2009, then Tenant may elect, upon not less than thirty (30) days’ prior written notice to Landlord for Landlord to provide Tenant with a credit against the payment(s) of Rent next due and owing for the Premises, in an amount equal to the positive difference between the Tenant Improvement Allowance and the amount of the actual unused amount, if any, of the Tenant Improvement Allowance which would otherwise revert to Landlord as of June 1, 2009. In the event that Tenant fails to so notify Landlord of its election to receive such credit against the payment(s) of Rent next due and owing for the Premises on or before December 31, 2008, then all such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto.
     2.2 Disbursement of the Tenant Improvement Allowance.
          2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the “Tenant Improvement Allowance Items”):
               2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;
               2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
               2.2.1.3 The cost of construction of the Tenant Improvements (and the Corridor Work (as defined in Section 2.2.3), including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors’ fees and general conditions;
               2.2.1.4 The cost of any changes in the Base Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
               2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes and all applicable laws (the “Code”);
               2.2.1.6 The cost of the “Coordination Fee,” as that term is defined in Section 4.2.2.1 of this Tenant Work Letter;
               2.2.1.8 Sales and use taxes;
               2.2.1.9 The cost of all networking equipment and cabling to be installed in the Premises, but in no event in excess of an amount equal to $4.00 per rentable square foot of the Premises; and
               2.2.1.10 All other costs approved by or expended by Landlord in connection with the construction of the Tenant Improvements.
          2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
               2.2.2.1 Monthly Disbursements. On or before the first day of each calendar month during the construction of the Tenant Improvements (or such other date as

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT B

Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. Thereafter, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of: (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”), and (B) the balance of any remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not reasonably dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings,” as that term is defined in Section 3.4 below, or due to any substandard work. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.
               2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), (ii) Landlord has determined in its reasonable judgment that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building and (iii) Architect delivers to Landlord a certificate, in a form reasonably acceptable to Landlord, certifying that the construction of the Tenant Improvements in the Premises has been substantially completed.
          2.2.3 Corridor Work and other Tenant Improvements. Landlord acknowledges that, subject to the terms and conditions of this Tenant Work Letter, Tenant shall, as part of the construction of the Tenant Improvements, collapse the corridor areas as more particularly set forth on those certain plans prepared by Hooks ASD and dated January 10, 2008 (such Tenant Improvements may be referred to individually as the “Corridor Work”). Tenant hereby acknowledges that Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for such Corridor Work. In the event Tenant does not receive the necessary governmental approvals and permits for such Corridor Work, then subject to the terms set forth in Section 16 of this Amendment, Tenant’s and Landlord’s rights and obligations under the remaining terms and conditions of the Lease shall be unaffected. Additionally, subject to Landlord’s review and approval of the Construction Drawings (as defined in Section 3.1, below), Tenant shall have the right to install (subject to the terms and conditions of this Tenant Work Letter) the following Tenant Improvements in the Premises: (i) supplemental HVAC equipment for the purpose of serving computer labs or additional server rooms; (ii) a security system within the Premises and on the exterior doors of the Premises, provided such security system is in compliance with the Building’s security systems and policies, (iii) indirect lighting fixtures in lieu of Building standard fixtures, provided such fixtures comply with Title 24 and do not interfere with other Building systems, (iv) a limited number of floor cores for supplemental electrical needs, provided that the location and approval of all such floor cores will be subject to Landlord’s reasonable approval; and (v) power poles for supplemental electrical power.
          2.2.4 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items for which the Tenant Improvement Allowance has been made available shall be deemed Landlord’s property under the terms of the Lease.

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT B

          2.2.5 Removal of Tenant Improvements. To the extent that the Corridor Work is perform by Tenant in accordance with those certain plans prepared by Hooks ASD and dated January 10, 2008, Tenant shall not be obligated upon the expiration or earlier termination of this Lease to restore any portion of such Corridor Work. In addition, to the extent that as part of the Tenant Improvements Tenant installs any power poles for Tenant’s supplemental electrical needs, then all such power poles shall be removed by Tenant upon the expiration or earlier termination of the Lease, and which removal shall be subject to the terms set forth in Section 8.5 of the Lease. With respect to all other Tenant Improvements, in connection with Landlord’s review of any of the Construction Documents, Landlord shall notify Tenant in writing of Tenant Improvements that Tenant shall be required to remove (including corresponding restorations to the affected portions of the Building) upon the expiration or earlier termination of the Lease, and which removal shall be subject to the terms set forth in Section 8.5 of the Lease; provided, however, that Tenant shall not be required to remove any Tenant Improvements which (i) comply with current Building standards for improvements, and (ii) constitute improvements which are normal and customary for general office use. Notwithstanding the foregoing, upon the expiration of the Lease Term, or immediately following any earlier termination of this Lease, Tenant shall continue to be obligated, at Tenant’s sole cost and expense, to remove all Lines in the Premises (including the 7th Amendment Expansion Premises) installed by Tenant, and repair any damage caused by such removal.
SECTION 3
CONSTRUCTION DRAWINGS
     3.1 Selection of Architect/Construction Drawings. Tenant shall retain the architect/space planner designated by Tenant, subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (the “Architect”) to prepare the “Construction Drawings,” as that term is defined in this Section 3.1, it being acknowledged that Landlord has pre-approved HooksASD as the Architect. Landlord shall pay, as a cost (“Landlord’s Drawing Contribution”) not to be deducted from the Tenant Improvement Allowance but in an amount not to exceed $0.15 per rentable square foot of the Premises, the cost of one (1) preliminary space plan for the Premises, but not the cost of any revisions thereto requested by Tenant or required by Landlord and no portion of the Landlord’s Drawing Contribution, if any, remaining after the completion of the Tenant Improvements shall be available for use by Tenant. Tenant shall retain the engineering consultants designated by Tenant, subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises, which work is not part of the Base Building. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant’s waiver and indemnity set forth in Sections 8.5 and 10.1 of this Lease shall specifically apply to the Construction Drawings.
     3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant in writing within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect, specifying with

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT B

reasonable specificity the reasons for Landlord’s objection and/or the changes needed to eliminate Landlord’s objection. If Tenant is so advised, Tenant shall promptly cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. In the event that Landlord fails to respond to Tenant regarding the Final Space Plan within the five (5) business day period set forth above, then the Final Space Plan shall be deemed to have been approved by Landlord.
     3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, B.T.U. calculations, electrical requirements and special electrical receptacle requirements for the Premises, to enable the Engineers and the Architect to complete the “Final Working Drawings” (as that term is defined below) in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”) and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant in writing within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect, specifying with reasonable specificity the reasons for Landlord’s objection and/or the changes needed to eliminate Landlord’s objection. If Tenant is so advised, Tenant shall immediately revise the Final Working Drawings in accordance with such review and correct any deficiencies or other matters Landlord may reasonably require. In the event that Landlord fails to respond to Tenant regarding the Final Working Drawings within the five (5) business day period set forth above, then the Final Working Drawings shall be deemed to have been approved by Landlord.
     3.4 Approved Working Drawings. The Final Working Drawings shall be approved (or, as set forth in Section 3.3, above, deemed approved) by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
     4.1 Tenant’s Selection of Contractors.
          4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant, subject to the approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed.
          4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. If Landlord does not approve any of Tenant’s proposed subcontractors, laborers, materialmen or suppliers, Tenant shall submit other proposed subcontractors, laborers, materialmen or suppliers for Landlord’s written approval.

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT B

     4.2 Construction of Tenant Improvements by Tenant’s Agents.
          4.2.1 Construction Contract; Cost Budget. Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.10, above, in connection with the design and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the amount of the Contract (the “Final Costs”). If the amount of Final Costs is greater than the amount of the Tenant Improvement Allowance (the “Improvement Excess”), then Tenant shall pay a percentage of each amount disbursed by Landlord to the Contractor or otherwise disbursed under this Tenant Work Letter, which percentage shall be equal to the amount of the Improvement Excess divided by the amount of Final Costs, and such payment by Tenant shall be a condition to Landlord’s obligation to pay any amounts of the Tenant Improvement Allowance. In the event that, after the Final Costs have been delivered by Tenant to Landlord, the costs relating to the design and construction of the Tenant Improvements shall change, any additional costs necessary to such design and construction in excess of the Final Costs, shall be paid by Tenant directly to the Contractor to Landlord within ten (10) days following written demand by Landlord, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1 (i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord’s approval, prior to Tenant paying such costs.
          4.2.2 Tenant’s Agents.
               4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agent’s construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings; (ii) Tenant’s Agents shall submit schedules of all work relating to the Tenant’s Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant’s Agents of any changes which are necessary thereto, and Tenant’s Agents shall adhere to such corrected schedule; and (iii) Tenant shall abide by all rules made by Landlord’s Building manager with respect to the use of freight, loading dock and service elevators, storage of materials, coordination of work with the contractors of other tenants, and any other matter in connection with this Tenant Work Letter, including, without limitation, the construction of the Tenant Improvements. Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to three percent (3%) of the total hard and soft costs incurred in connection with the Tenant Improvements, but in no event in excess of an amount equal to $1.50 per rentable square foot of the Premises.
               4.2.2.2 Indemnity. Tenant’s indemnity of Landlord as set forth in this Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount for which Tenant is responsible arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in this Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises, except to the extent caused by the gross negligence or willful misconduct of Landlord, its agents, servants or employees.
               4.2.2.3 Requirements of Tenant’s Agents. Each of Tenant’s Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion thereof. Each of Tenant’s Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after the later to occur of (i) completion of the work performed by such contractor or subcontractors and (ii) the Premises Commencement Date. The correction of such work shall include, without

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT B

additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to effect such right of direct enforcement.
               4.2.2.4 Insurance Requirements.
                    4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry commercial general liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.
                    4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord including, but not limited to, the requirement that all of Tenant’s Agents shall carry excess liability and Products and Completed Operation Coverage insurance, each in amounts not less than $500,000 per incident, $2,000,000 in aggregate, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.
                    4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. Tenant’s Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements are fully completed and accepted by Landlord, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for ten (10) years following completion of the work and acceptance by Landlord and Tenant. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter.
                    4.2.2.4.4 Tenant’s Access Rights. Landlord agrees that following the mutual execution and delivery of this Lease, Tenant and Tenant’s Agents shall be granted access to the Premises for purposes of completing the Tenant Improvements and fixturizing the Premises, provided Tenant and Tenant’s Agents have provided Landlord evidence of the insurance coverage required under this Section 4.2.2.4.
          4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.
          4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT B

Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems reasonably necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.
          4.2.5 Meetings. Commencing upon Landlord’s approval of the Final Space Plan, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at the Building, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.
     4.3 Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of this Lease, and (C) to deliver to Landlord two (2) sets of copies of such record set of drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.
SECTION 5
MISCELLANEOUS
     5.1 Tenant’s Representative. Tenant has designated [[PLEASE PROVIDE]]                      as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
     5.2 Landlord’s Representative. Landlord has designated Mr. Garth Phillips as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
     5.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT B

     5.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease or this Tenant Work Letter has occurred, beyond any applicable notice and cure period set forth therein, at any time on or before the substantial completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of this Lease (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such inaction by Landlord).
     5.5 Miscellaneous Charges. In connection with the construction of the Tenant Improvements, to the extent the same is reasonably available, Landlord shall provide, and neither Tenant nor Tenant’s Agents nor the Contractor or subcontractors retained by Tenant to construct the Tenant Improvements shall be charged for (i) the use of elevators, electricity, water, and/or loading docks, and (ii) two (2) parking spaces during Building Hours and five (5) parking spaces outside of Building Hours. Landlord shall also provide Tenant, Contractor and Tenant’s Agents with reasonable access to the Premises in order to construct the Tenant Improvements. Notwithstanding the foregoing, if Tenant, Tenant’s Agents or the Contractor requires any of the foregoing in connection with any use reasonably unrelated to Tenant’s construction and/or installation of the Tenant Improvements, Tenant shall pay the applicable cost of such service.
     5.6 Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this Work Letter.

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT B

EXHIBIT C
FIRST OFFER SPACES
     This Exhibit C is referenced in Section 8 of that certain Seventh Amendment to Office Lease made and entered into as of the 2nd day of May 2008, by and between CHINA BASIN/SAN FRANCISCO, LLC, a Delaware limited liability company (“Landlord”), and LOOPNET, INC., a California corporation (“Tenant”).

/s/ PAA

/s/ RJB

/s/ TPB

CHINA BASIN/SAN FRANCISCO, LLC
[Loopnet, Inc.]

EXHIBIT C

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT C

/s/ PAA

/s/ RJB

/s/ TPB

EXHIBIT C

EXHIBIT D
SCHEDULE OF SUPERIOR RIGHT HOLDERS
     This Exhibit D is referenced in Section 8 of that certain Seventh Amendment to Office Lease made and entered into as of the 2nd day of May 2008, by and between CHINA BASIN/SAN FRANCISCO, LLC, a Delaware limited liability company (“Landlord”), and LOOPNET, INC., a California corporation (“Tenant”).

		Currently
	Current Approximate	Anticipated
Suite Number	RSF	Expiration Date	Options
3000	16,633	3/31/2010	None
3100	8,737	4/20/2010	None
4601	2,924	8/8/2012	None
4603	5,832	8/8/2012	None
4610	678	11/30/2008	None
4800	24,533**	7/31/2009	None
4801	1,679	Vacant	N/A
4805	2,040	Vacant	N/A
4807	3,075	Vacant	N/A
5050	2,884	4/30/2008	None
5100	19,014	5/31/2014	1-5 YR
5200	3,684	2/28/2010	None
5300	5,458	9/30/2013*	None
5350	3,459	3/31/2013*	None
5400	2,264	2/28/2009	1-3 YR
5411	2,852	1/31/2013	None
5500	4,661	1/31/2013	None
5510	1,475	1/31/13	None

*	Lease Pending

**	Subject to square footage recalculation

/s/ PAA

/s/ RJB

/s/ TPB

CHINA BASIN/SAN FRANCISCO, LLC
[Loopnet, Inc.]

EXHIBIT D

EXHIBIT E
TENANT’S SIGN SPECIFICATIONS
     This Exhibit E is referenced in Section 9.2 of that certain Seventh Amendment to Office Lease made and entered into as of the 2nd day of May 2008, by and between CHINA BASIN/SAN FRANCISCO, LLC, a Delaware limited liability company (“Landlord”), and LOOPNET, INC., a California corporation (“Tenant”).
[TO BE ATTACHED]

/s/ PAA

/s/ RJB

/s/ TPB

CHINA BASIN/SAN FRANCISCO, LLC
[Loopnet, Inc.]

EXHIBIT E